Exhibit 21
                                                                      ----------

List of Subsidiaries


                                                   Jurisdiction of    Name Under Which Subsidiary
Subsidiary*                                        Incorporation      Does Business
-----------                                        ---------------    ---------------------------
Loehmann's, Inc.                                   Delaware           Loehmann's
   Loehmann's Operating Company                    Delaware           Loehmann's
   Loehmann's Real Estate Holdings, Inc            Delaware           Loehmann's Real Estate Holdings, Inc


      * Indirect subsidiary is indicated by indentation. Each Subsidiary is wholly owned by its immediate parent.